Exhibit 99.2.7

This document is a free translation. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese, and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail.

This document was made publicly available in Brazil in connection with the proposed merger of shares (*incorporação de ações*) under Brazilian law of Omega Geração S.A. ("Omega Geração") by Omega Energia S.A. ("Omega Energia").

Omega Geração and Omega Energia are Brazilian companies. Information distributed in connection with the proposed merger of shares (*incorporação de ações*) under Brazilian law of Omega Geração by Omega Energia is subject to Brazilian disclosure requirements that are different from those of the United States. Any financial statements or financial information included herein has been prepared in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board and accounting practices in Brazil that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the proposed merger of shares, since the companies are located in Brazil and all of their officers and directors are residents of Brazil. You may not be able to sue the companies or their officers or directors in a Brazilian court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the companies may purchase shares of the companies otherwise than through the proposed merger of shares, such as in open market or privately negotiated purchases.

CONFIDENTIAL

SEPTEMBER 2021

DISCUSSION MATERIALS

Project Everlong

LAZARD

Disclaimer

Lazard Assessoria Financeira Ltda. ("Lazard") has been engaged by Omega Geração S.A. ("Omega Geração" or the Company) to support the Company and its Board of Directors (together with Omega Geração, our "Client") in the analysis of the strategic, economic and financial aspects of a potential transaction of combination with Omega Desenvolvimento S.A. ("Omega Desenvolvimento" or "Desenvolvimento", and, together with the Company, the "Companies") (the "Transaction"), as well as to negotiate the Transaction with the management of the Companies.

The work developed by Lazard has been exclusively prepared for the use of the Board of Directors of Omega Geração in connection with their analysis of the Transaction, as described further below, and shall not be used for any other purposes. For the avoidance of doubt, our work cannot be deemed as any kind of appraisal report or fairness opinion, for any legal or regulatory purposes, in Brazil or abroad.

We stress that Lazard has considered information provided by the management of the Companies, among other issues, but not limited to certain financial analysis and forecasts for the Companies, prepared and approved by their senior management. As part of our work, we have supported our Client and have held discussions with and among members of the senior management of the Companies with respect to the business and prospects of the Companies, as well as Omega Geração in the debate of future scenarios and forecasts for Omega Desenvolvimento business.

In preparing our analyses, we have assumed and relied, with the express consent of our Client and without independent verification, on the accuracy, content, truthfulness, consistency, completeness, sufficiency and integrity of the financial, accounting, legal, tax and other information provided to or discussed with us. In addition, Lazard has relied on the Companies' representation and warranty that any information provided by them to Lazard (i) were prepared in good faith, (ii) reflect the best currently available estimates and (iii) reflect the good faith judgments of the Companies.

The valuation analysis and the results therefrom do not purport to reflect the prices at which the Company or their securities could be sold, nor take into account any element of value that may arise from the accomplishment or expectation of the proposed Transaction. It is important to stress that we are not an accounting firm and we did not provide accounting or audit services in connection with Desenvolvimento. In addition, since these valuation analyses are based upon forecasts of future financial results, they are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such analysis and forecasts.

Our analyses are valid exclusively on the date hereof, as future events and other developments may affect the conclusions therein. We do not commit to update, review, revise or revoke our analyses, but we reserve the right to do so, as a result of any subsequent event or development or for any other reason. Our analyses have not encompassed soliciting indication of interest from third parties to acquire, in whole or in part, the shares issued by Desenvolvimento. Accordingly, the results contained in our analysis do not necessarily correspond to, and should not be construed as representative of, the price at which Desenvolvimento could be potentially sold to a third party.

Our analysis is exclusively addressed to our Client and does not evaluate the underlying business decision by Omega Geração to engage in the Transaction and does not constitute a recommendation to any of Omega Geração and/or the holders of its shares (including, but not limited to, as to how any such holder shall exercise its rights to vote or any other rights with respect thereto).

In preparing our analysis, in accordance with applicable laws and regulations, we did not take into account the tax consequences of the Transaction for the holders of the Omega Geração shares. The financial calculations contained in our analysis may not always result in a precise sum due to rounding.

Initial Considerations

Lazard was engaged as financial advisor to Omega Geração ("Company" or "OG") on the potential combination with Omega Desenvolvimento ("OD") to create Omega Energia ("OE")

- **Lazard is advising OG and its Board of Directors on the potential combination with OD, evaluating the strategic and financial merits of a transaction, and supporting OG and its Board of Directors in the negotiation of the terms of a potential combination with OD**
- **As part of its scope, Lazard prepared certain financial analysis for the Board of Directors of OG**
  - Lazard received from OD its management business plan, and supporting valuation analysis
  - Lazard worked alongside OG to assess more conservative scenarios for the DCF analysis received, and as a result arrived at the DCF Adjusted Base Case Valuation Range
  - The aforementioned changes to OD's valuation analysis included reviewing discount rates for each of the considered assets/ pipeline, and excluding values attributed to certain parts of OD's business, that are assumed as potential upsides (e.g., future U.S. operations). Importantly, the rates used for the Adjusted Base Case Valuation Range are in line with historical rates used by OG's Related Party Committee ("RPC") on the negotiation of all-shares transactions for the acquisition of assets from OD
  - Other assumptions, including PPA prices, development expenses, leverage and macroeconomic assumptions are in accordance with OG's strategic plan
  - In addition to the DCF analysis, Lazard also performed multiples-based valuation analysis

Transaction Structure Overview

Creation of Omega Energia


Controlling Shareholders
OG Free Float
Omega Energia
100%
37%
63%
Omega Desenvolvimento
Omega Geração
49%
51%
Omega US
OMC

Merger of Omega Geração Shares by Omega Energia


Controlling Shareholders
OG Free Float
Omega Energia
Omega Desenvolvimento
Omega Geração
49%
51%
Omega US
OMC

- **Creation of Omega Energia, the new holding company for OG and OD**
- **Capital increase in OE by means of contribution of the equity interest held by controlling shareholders in OG and OD into OE**
- **Merger of OG shares by OE**

Note: Summarized structure for discussion purposes, as disclosed by the company on the transaction announcement.

Transaction Merits and Potential Value Creation Beyond the DCF Adjusted Base Case: "One Omega"

(R$ in billions, except if otherwise noted)

- ✓ **Leading digital renewable energy platform**
- ✓ **Streamlines and accelerates future growth**
- ✓ **Full control of development pipeline, asset operation and maintenance and energy commercialization under one management team**
- ✓ **Company with best-in-class corporate governance**
- ✓ **Better access to capital under one unified umbrella**
- ✓ **Unlocks relevant synergies**
- ✓ **Opportunity to expand into the U.S. market with an attractive growth agenda**



+ U.S. expansion plan
+ OMC growth plan
+ Potential value creation of early-stage assets valued at COD (Ke @ RPC)(b)
By 2023
+ 0.7GW
+ R$0.4bn Annual EBITDA(e)
By 2024
+ 1.4GW
+ R$0.7bn Annual EBITDA(e)
Value creation to OG shareholders of up to ~35% (d)
Up to R$1.0bn
Up to R$4.9bn
R$2.7bn(a)
R$2.4bn
R$0.3bn
R$0.9bn
Up to R$1.2bn
OD Midpoint DCF Valuation of Adjusted Base Case
Late-stage
Mid-stage
Potential value creation at COD (Ke @ RPC)(b)
Potential Deal Synergies(c)
Potential Value Including Initial Value Creation
Potential Upsides
Potential Total Value w/ Upsides

LAZARD

Source: Omega.

(a) Value within range of sensitized discount rates. Per proposed exchange ratio, value assumes OG valued at premium to market. Assuming OG at market (closing price of 23-Sep-21) would imply OD at R$2.4 billion.

(b) Omega Geração Related Parties Committee ("RPC") latest reference for cost of equity of operating assets (see slide 7).

(c) Potential synergies of tax shield created from OMC consolidation, and acceleration of reduction of cost of debt and bank guarantees elimination.

(d) Assumes R$35.06 price per share for OG (closing price of 23-Sep-21).

(e) Considers each asset 1st full-year EBITDA.

Omega Energia vs. Integrated Renewables Platforms

Growth profile of Omega Energia vis-à-vis its international peers can contribute for a re-rating

2022E EV/EBITDA


~11x
~14x
~13x
~14x
Europe
~12x
N. America
Omega Energia(a)
renewables (c)
voltalia(c)
International Median(b)

2024E EV/EBITDA


~6x
~12x
~9x
~12x
N. America
~11x
Europe
Omega Energia(a)
renewables (c)
voltalia(c)
International Median (b)

LAZARD

Source: Factset – EVs and estimated broker's consensus EBITDAs (as of 23-Sep-21), Bloomberg (Voltalia estimated EBITDA of 2024), Omega.

(a) Illustratively considering Omega Energia fully diluted shares and OG price per share of R$35.06 (closing price of 23-Sep-21).

(b) Europe: Orsted, EDP Renováveis, Solaria, Neoen, ERG, Falck Renewables and Voltalia; and North America: NextEra, Brookfield Renewables, Clearway Energy, Atlantica Yield and TransAlta Renewables.

(c) Brazilian Capacity as % of total capacity for Voltalia and EDP-R are 68% and 4%, respectively.

I Omega Desenvolvimento Value Assessment – Selected Rates and Management Business Plan

Omega Desenvolvimento: Business Plan – Asset Detail

Includes only assets to be contributed to Omega Energia

- Remaining projects at "legacy OD" to be discontinued over time (i.e., no competition with Omega Energia)

Project	Location	Type	COD	Installed Capacity (MW AC)	PPA Assumption Price R$/ MWh	PPA Assumption Tenor years	Capex/ MW[(a)] R$000/ MW
Assuruá 4 *(under construction)*	BA	Wind	1Q23	212	170	10	5.6
Morada do Sol	CE	Solar	2Q23	261	170	10	3.2
Assuruá 5	BA	Wind	3Q23	244	170	10	5.4
Late-Stage / Under Construction				**717**			
Kuara	CE	Solar	1Q24	928	165	10	3.2
Assuruá Exp	BA	Wind	3Q24	273	165	10	5.4
Delta Exp	MA / PI	Wind	3Q24	218	165	10	5.8
Mid-Stage				**1,419**			
Early-Stage Brazil[(b)]		Wind \ Solar	**3Q24 – 3Q27**	**3,500**			
Total				**5,636MW**			

LAZARD

Source: *Omega Desenvolvimento.*
Note: Capacity figures in MW A/C (implied MWp to MW conversion rate of ~0.84 MWAC/ MWp).
(a) MWp in case of solar projects.
(b) Envisioned expansions in existing sites until 2025, including Kuara, Assurua, Ibiapaba and others (does not include company's full portfolio).

Omega Desenvolvimento: Business Plan – Late- and Mid-Stage Assets' Status

Brazilian late-stage and mid-stage alone add 2.1GW until 2024

	Late-Stage Development			Mid-Stage Development		
	Assuruá 4	Morada do Sol	Assuruá 5	Kuara	Assuruá Exp	Delta Exp
PPA as % of Contracted Target (10yr PPA)[a]	~100%	~85%[c]	~90%	*~40% covered by OMC existing pipeline under negotiation*		
Preliminary License (LP)	✓	✓	✓	Q4/21	✓	✓
Installation License (LI)	✓	Q4/21	Q4/21	Q2/22	Q2/22	✓ Q2/22[d]
DRO[b]	✓	✓	✓	✓	Q4/21	✓
Grant Request *("Pedido de Outorga")*	✓	✓	✓	Q1/22	Q1/22	Q1/22
Grant *("Outorga")*	✓	✓	Q4/21	Q3/22	Q3/22	Q3/22
Interconnection	Gentio de Ouro II *(230kV / 1.3GW)*	Aquiraz II *(230kV / 650MW)*	Gentio de Ouro II *(230kV / 370MW)*	Jaguaruana II *(230-500kV / 2.1GW)*	Gentio de Ouro II *(500kV / 2.6GW)*	Parnaíba II/Miranda II *(230-500kV/0.2-0.6MW)*
Access Information *("Informação de Acesso")*	✓	✓	✓	Q4/21	Q1/22	Q1/22
Access Information Report *("Parecer de Acesso") - LT Risk*	Q1/22	Q2/22	Q1/22	Q4/22	Q4/22	Q4/22

Less cash flow uncertainty/ de-risked: contracted PPAs, licenses and certifications obtained, financing contracted, etc.

More cash flow uncertainty/ execution risk: financing not contracted, PPAs under discussion, certifications and licenses under analysis, etc.

LAZARD

Source: Omega Desenvolvimento.
(a) Target PPA contracted portion is 85% of the physical guarantee.
(b) Despacho de Requerimento de Outorga.
(c) Estimated to be concluded in the coming weeks.
(d) LI granted for Delta 4 and expected to Q2/22 for Delta 10.

Assessing the Value of Omega Desenvolvimento: Adjusted Base Case Valuation Range

Validates and replicates DCF methodology of the RPC for recent transactions for shares, adjusting the discount rates to take into consideration (i) stage of development of each asset, and (ii) OD track-record of delivering projects on-budget and on-time

- 80-bps premium from OG to OD asset @COD, RPC Apr-21 reference
- Liaised with OG and OD management teams for additional risk premium for late-, mid- and early-stage projects:
  - Considering OD's development track record, 50 bps were added in relation to construction risk of late-stage projects
  - Up to 350 bps premium between OG and OD mid- and early-stage assets


up to + 350 bps(a)
RPC Rate
0.80%
RPC Rate
0.50%
OD Developed Asset
1.25%
1.00%
Omega Geração (Developed Assets)
Omega Desenvolvimento (Developed Assets)
Late-stage Development
Mid-stage Development
Early-stage Development

- OMC valued considering a multiple of 2021E budget (aligned with the historical methodology of the RPC)
- US expansion considered as an upside (not included in the valuation)

LAZARD

Source: Omega Geração.
(a) Subject to the project return, i.e., project minimum value of zero.

Omega Desenvolvimento: Value Allocation by Asset

Over 80% of value attributed to late- and mid-stage assets and 49% interest in OMC

- Value distribution does not include additional upsides such as synergies and U.S. expansion


Capacity
~5.6GW
13%
25%
62%
Equity Value(a)
~R$2.7bn
12%
38%
33%
17%
71%
Early-stage
Mid-stage
Late-stage
OMC (49%)

- If mid-stage assets were priced using late-stage discount rates, all else equal, they would jointly grow to represent **85% of the total equity value**[(a)]
- If late- and mid-stage assets were priced using RPC's reference for assets at COD, they would jointly grow to represent **115% of the total equity value**[(a)]

Late /mid-stage assets as % of total asset value[(a)] (R$2.7bn) when valued at different discount rates


71%
85%
115%
Page 7
Mid-stage at Late-stage rates
Late- and Mid-Stage at RPC rate for COD

LAZARD

Source: Omega Desenvolvimento.
Note: Capacity figures in MW A/C (implied MWp to MW conversion rate of ~0.84 MWAC/ MWp).
(a) Considering DCF Adjusted Base Case Valuation.